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                                                                   EXHIBIT 10.17









                            LIMITED LIABILITY COMPANY

                                    AGREEMENT

                                       OF

                      WESTBANK AMBULATORY CARE CENTER, LLC,
                      a Delaware limited liability company






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         THE MEMBERSHIP INTERESTS REPRESENTED HEREBY (THE "INTERESTS") WERE
ACQUIRED WITHOUT REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ON THE BASIS THAT THE SALE AND ISSUANCE OF THE INTERESTS ARE INTENDED TO BE EXEMPT UNDER SECTIONS 3(a)(11) AND/OR 4(2) OF THE SECURITIES ACT.

         THE INTERESTS HAVE NOT BEEN QUALIFIED WITH THE STATE OF LOUISIANA AND ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY THE LOUISIANA ADMINISTRATIVE CODE, AS AMENDED (THE "LOUISIANA ACT"). INTERESTS MAY NOT BE SOLD TO RESIDENTS OF ANY STATE OTHER THAN LOUISIANA.

         THE OFFER AND SALE OF THE INTERESTS HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AGENCY OF ANY STATE, INCLUDING LOUISIANA, NOR HAS SUCH COMMISSION OR ANY SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING OR QUALIFIED OR REGISTERED THE INTERESTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO TRANSFER OF THE INTERESTS OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNLESS QUALIFIED OR REGISTERED WITH APPLICABLE STATE SECURITIES REGULATORY AGENCIES UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION.

         ALL RESALES OF ANY INTERESTS MAY BE MADE ONLY TO PERSONS RESIDING IN THE STATE OF LOUISIANA. THE LIMITED LIABILITY COMPANY SHALL MAKE AN APPROPRIATE STOP TRANSFER NOTATION REGARDING THE INTERESTS IN ITS RECORDS. THE SALE OR TRANSFER OF ANY INTEREST IN THE INTERESTS IS FURTHER RESTRICTED BY THE PROVISIONS HEREIN.



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                           LIMITED LIABILITY COMPANY

                                   AGREEMENT

                                       OF

                     WESTBANK AMBULATORY CARE CENTER, LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY

         THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Westbank Ambulatory Care Center, LLC, a Delaware limited liability company (the "Company"), is made effective as of the 3rd day of November, 1999 (the "Effective Date"), by IOI Management Services of Louisiana, Inc., a Louisiana corporation (the "IOI Member").

                                  WITNESSETH:

         The Company was formed by the filing of its Certificate of Formation (the "Certificate of Formation") on November 3, 1999, with the Secretary of State of the State of Delaware. The IOI Member shall be the initial member of the Company (the "Initial Member"), and the Initial Member hereby ratifies the formation of the Company and agrees that this Agreement shall constitute the limited liability company agreement of the Company.



                                   ARTICLE I

                                  DEFINITIONS

         All capitalized words that are used in this Agreement and that are not capitalized for purposes of grammar shall be defined as set forth below:

         Section 1.1 Accumulated Cash shall have the meaning given to such term in Section 8.4(b).

         Section 1.2 Act shall mean the Delaware Limited Liability Company Act, as amended.

         Section 1.3 Affiliate shall mean any person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person or entity.

         Section 1.4 Agreement shall mean this limited liability company agreement of Westbank Ambulatory Care Center, LLC, a Delaware limited liability company.

         Section 1.5 Ambulatory Surgery Center shall have the meaning given to such term in Section 2.4.

         Section 1.6 ASC Location shall have the meaning given to such term in
Section 2.3.

         Section 1.7 Approving Physician Members shall have the meaning given to such term in Section 10.4(a).


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         Section 1.8 Capital Account shall have the meaning given to such term in Section 3.3(a).

         Section 1.9 Carrying Value means, with respect to any asset, the asset's adjusted basis for federal income tax purposes except as follows:

                  (i) the initial Carrying Value of any asset contributed (or deemed contributed) to the Company shall be such asset's gross fair market value at the time of such contribution;

                  (ii) the Carrying Values of all Company assets shall be adjusted to equal their respective gross fair market values in accordance with, and as permitted by, Section 1.704-1(b)(2)(iv)(f) of the Regulations;

                  (iii) if the Carrying Value of an asset has been determined pursuant to clause (i) or (ii) above, such Carrying Value shall thereafter be adjusted in the same manner as would the asset's adjusted basis for federal income tax purposes.

         Section 1.10 Certificate of Formation shall have the meaning given to such term in the Preamble.

         Section 1.11 Change of Control shall mean a Transfer of fifty percent (50%) or more of the stock, partnership interests, membership interests or beneficial interests, as applicable, of a Member.

         Section 1.12 Code means the Internal Revenue Code of 1986, as amended.

         Section 1.13 Collective Physician Interests shall have the meaning given to such term in Section 10.4(a).

         Section 1.14 Company means Westbank Ambulatory Care Center, LLC, a Delaware limited liability company.

         Section 1.15 Company Interests has the meaning given to such term in
Section 10.1.

         Section 1.16 Company Purchase Notice has the meaning given to such term in Sections 10.2(a)(iii) and 10.3(e).

         Section 1.17 Confidential Business Information has the meaning given to such term in Section 10.12.

         Section 1.18 Distributable Cash shall have the meaning given to such term in Section 8.4(a)

         Section 1.19 Effective Date shall have the meaning given to such term in the Introduction.

         Section 1.20 Initial Member shall have the meaning given to such term in the Preamble.



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         Section 1.21 IOI Member shall have the meaning given to such term in the Introduction.

         Section 1.22 IOI Manager shall have the meaning given to such term in
Section 5.2.

         Section 1.23 Joinder shall have the meaning given to such term in
Section 4.3.

         Section 1.24 Managers shall have the meaning given to such term in
Section 5.2.

         Section 1.25 Management Board has the meaning given to such term in
Section 5.1.

         Section 1.26 Material Adverse Effect shall mean any change, event, action, condition or effect which individually or in the aggregate: (i) impairs the validity or enforceability of this Agreement; or (ii) materially and adversely affects the business, operations, prospects or financial condition of the Company or materially and adversely affects the ability of the Company to carry out its business; or (iii) materially and adversely affects the ability of the Members to carry out their respective obligations under this Agreement.

         Section 1.27 Material Breach shall mean any breach of this Agreement by any Member that is not cured within thirty (30) days after such Member receives written notice of such breach.

         Section 1.28 Medical Staff shall have the meaning given to such term in
Section 5.16.

         Section 1.29 Medical Staff Bylaws shall have the meaning given to such term in Section 5.16.

         Section 1.30 Members shall mean those persons or entities as may from time to time be admitted to the Company upon such terms and conditions as provided in this Agreement and under the Act.

         Section 1.31 Member Purchase Notice has the meaning given to such term in Sections 10.2(a)(ii) and 10.3(d).

         Section 1.32 Net Profits and Net Losses mean the taxable income or loss, as the case may be, for a period (or from a transaction) as determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss) computed with the following adjustments:

                  (i) items of gain, loss, and deduction shall be computed based upon the Carrying Values of the Company's assets rather than upon the assets' adjusted bases for federal income tax purposes;

                  (ii) any tax-exempt income received by the Company shall be included as an item of gross income;



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                  (iii) the amount of any adjustments to the Carrying Values of any assets of the Company pursuant to Code Section 743 shall not be taken into account; and

                  (iv) any expenditure of the Company described in Section 705(a)(2)(B) of the Code (including any expenditures treated as being so described pursuant to Treasury Regulations under Section 704(b) of the Code) shall be treated as a deductible expense.

         Section 1.33 Non-Approving Physician Members shall have the meaning given to such term in Section 10.4(a).

         Section 1.34 Offer shall have the meaning given to such term in Section 10.3.

         Section 1.35 Offered Company Interests has the meaning given to such term in Section 10.3(b).

         Section 1.36 Original Notice has the meaning given to such term in
Section 10.3.

         Section 1.37 Percentage Interests means with respect to any particular Member at any point in time the result of the following division: (a) the Capital Account of such Member adjusted as provided for in Section 3.3, as applicable, divided by (b) the total of the Capital Accounts of all Members adjusted as provided for in Section 3.3, as applicable. The combined Percentage Interests of all Members shall at all times equal one hundred percent (100%).

         Section 1.38 Permanent Disability has the meaning given to such term in
Section 10.2(d)(ii).

         Section 1.39 Physician Members shall mean Members of the Company who are described in Section 4.1(b), (c) or (d), and each such Member shall sometimes individually be referred to herein as a "Physician Member."

         Section 1.40 Physician Manager shall have the meaning given to such term in Section 5.2.

         Section 1.41 Practice Area shall mean any place within a twenty (20) mile radius of the street address of the Ambulatory Surgery Center.

         Section 1.42 Private Placement Offering means, pursuant to a written private placement memorandum, the Initial Member's first offering and sale of Percentage Interests in the Company to persons or entities who meet the requirements of Section 4.1(b), (c) or (d) herein.

         Section 1.43 Regulations means the Treasury Regulations promulgated under the Code, as from time to time in effect.

         Section 1.44 Section 10.5 Repurchase has the meaning given to such term in Section 10.5.



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         Section 1.45 Section 10.6 Repurchase has the meaning given to such term in Section 10.6.

     Section 1.46 Selling Physician Member has the meaning given to such term in
Section 10.2(a)(i).

         Section 1.47 Services shall mean the type of services rendered at an ambulatory surgery center.

         Section 1.48 Territory shall mean any place within a fifty (50) mile radius of the street address of the Ambulatory Surgery Center.

         Section 1.49 Transfer shall mean any involuntary or voluntary sale, lease, pledge, assignment, grant of a security interest, subcontract, dividend, merger, consolidation, gift or other disposition, direct or indirect, by operation of law or otherwise.

         Section 1.50 Transferor has the meaning given to such term in Section 10.3.

         Section 1.51 Triggering Event has the meaning given to such term in
Section 10.2(b).

         Section 1.52 Value has the meaning given to such term in Section
10.2(c).

         Section 1.53 Value Notice has the meaning given to such term in Section 10.2(a)(i).

                                   ARTICLE II
                    NAME, OFFICE AND FORMATION OF THE COMPANY

         Section 2.1 Name. The name of the Company is Westbank Ambulatory Care Center, LLC.

         Section 2.2 Registered Office and Agent. The registered office and agent of the Company are as set forth in the Certificate of Formation.

         Section 2.3 Principal Place of Business. The Company's principal place of business, and the place where its books and records shall be kept, shall be 4511 Westbank Expressway, Marrero, Louisiana 70072 (the "ASC Location") or such other place as determined from time to time by the Members. The records of the Company will be available for inspection and copying by the Members at such office to the extent required under the Act during regular business hours.

         Section 2.4 Purpose. The purposes of the Company are, in furtherance of objectives by and within legal limitations imposed upon the Members, to pool certain capital and resources and to operate an ambulatory surgery center (the "Ambulatory Surgery Center") at the ASC Location for profit and to hold the same for investment purposes, to sell any interest therein at such time and upon such terms as the Members may deem suitable in their discretion subject to and consistent with the terms hereof, and to engage in any and all general business activities related or incident thereto consistent with the terms of this Agreement.



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         Section 2.5 Term. The term of the Company shall be perpetual unless sooner dissolved as provided in Section 12.1.

                                  ARTICLE III
                                 CAPITALIZATION

         Section 3.1 Capital Contributions. The initial capital contribution of the Initial Member shall be in cash and shall be delivered in total prior to or immediately upon the closing of the Private Placement Offering. The Initial Member's initial capital contribution shall total the following amount:

                IOI Member                         $625,000

         Section 3.2 Additional Capital Contributions. Physician Members shall make capital contributions in accordance with the terms of the Private Placement Offering or Section 4.3, as applicable. At the request of the Management Board, the Members shall make additional capital contributions to the Company in such pro rata amounts, determined in accordance with and consistent with maintaining each Member's current Percentage Interests, as the Management Board may determine are necessary for the working capital of the Company, subject to
Section 5.15.

         Section 3.3 Capital Accounts.

              (a) The Company shall establish and maintain a capital account for each Member (a "Capital Account"). The initial amount of each Member's Capital Account shall be the amount contributed by the Member pursuant to Section 3.1 or
Section 3.2, as applicable, and shall be increased by allocations of Net Profits, decreased by allocations of Net Losses, and adjusted to reflect the special allocations in Sections 8.2 and 8.3.

              (b) The Capital Accounts shall be maintained for each Member in accordance with the Code and the Regulations, including without limitation:

                  (i) the adjustments permitted or required by Code Section 704(b) and, to the extent applicable, the principles expressed in Code Section 704(c); and

                  (ii) the adjustments required to maintain capital accounts in accordance with the "substantial economic effect test" set forth in the Regulations under Code Section 704(b).

              (c) The Members' Capital Account balances shall be adjusted in accordance with Regulation Section 1.704-1(b)(2)(iv)(g), or any corresponding future Regulation, with respect to Company property having a book value that differs from the adjusted tax basis of such property.

              (d) No Member shall be obligated to restore any deficit in its Capital Account upon dissolution or liquidation.



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              (e) Upon transfer of any Capital Account, the Capital Account of the transferee shall be adjusted to reflect the amount of the transferor's Capital Account (or the applicable Percentage Interests thereof in the case of a partial transfer) and the transferor's Capital Account shall be adjusted accordingly.

              (f) If distributions under this Agreement are insufficient to return to any Member the full amount of such Member's capital contributions to the Company, such Member shall have no recourse against any other Member for the return of such capital contributions.

         Section 3.4 Return of Capital and Waiver of Partition. No Member has the right to demand or receive from the Company any return of capital contributions made pursuant to this Agreement, except with respect to distributions during the term of this Agreement or upon dissolution of the Company. No Member has the right to demand and receive any distribution from the Company in any form other than cash.

         Section 3.5 Third Party Loans and other Financial Obligations of the Company. If necessary for working capital purposes, the Company may borrow from the Members or from third-party lenders such amounts as the Members determine are necessary, on such terms and conditions as the Members consider reasonable. Each of the Members, or principals thereof, as applicable, may have the obligation to personally, jointly and severally guarantee certain third-party loans to the Company (if any are obtained) and other financial obligations of the Company on a pro rata basis in accordance with his/her/its Percentage Interests (or the Percentage Interests of the Member of which he/she/it is affiliated, as applicable), as determined by the Members pursuant to the Company's negotiation of any loan terms and documentation with third-party lenders and other obligees; provided, however, the Members shall not be obligated to personally guarantee such loans unless the Members approve such obligations pursuant to Section 5.15(m).

         Section 3.6 Limited Liability. No Member shall, nor shall any officer, director, employee or agent of any Member be, liable for any debts, liabilities or obligations of the Company; provided that each Member (or its principal for the purposes of subsection (c)) shall be responsible for the:

              (a) making of any contribution to the capital of the Company required to be made by such Member pursuant to the terms of this Agreement;

              (b) amount of any distribution made to such Member that must be returned to the Company pursuant to the Act; and

              (c) guaranties (if any) made by Members (or their principals) of any loans or other obligations, as determined by the Members pursuant to Section 3.5.

                                   ARTICLE IV
                 RIGHTS, DUTIES AND RESTRICTIONS OF THE MEMBERS

         Section 4.1 General. Only the following persons or entities may be
Members: (a) the IOI Member or any Affiliate, subsidiary, or successor of the IOI Member; (b) an individual who: (i) is a bona fide resident of the State of Louisiana; (ii) is licensed by the State of Louisiana



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either as a medical doctor, doctor of osteopathy, podiatrist or dentist who lawfully holds himself out as an oral surgeon; (iii) provides medical services that include surgical services (or other procedures that can be performed in an ambulatory surgery center) on a full-time basis (at least thirty (30) hours a week, forty-eight (48) weeks per year) in the Practice Area; and (iv) has active medical staff privileges at the Ambulatory Surgery Center, if the Ambulatory Surgery Center is operational, or if the Ambulatory Surgery Center is not yet operational, has active medical staff privileges at a hospital located within the Practice Area; (c) Louisiana professional corporations, business corporations, limited liability companies, family limited partnerships, professional partnerships or pension plans, as long as the shareholders, partners or principal beneficiaries, as applicable, that effectively control such entities meet the requirements for individuals as set forth in this Section 4.1(b); provided that the entity designates, at the time of investment, one or more individuals (as may be required by the Management Board) meeting the requirements of Section 4.1(b) and such person or persons continue(s) to meet such requirements and agree(s) to be bound as a "Member" to all of the terms of this Agreement; or (d) with the approval of the Management Board, retirement or other trusts primarily for the benefit of the person or persons specified in
Section 4.1 (b) or other forms of joint ownership where at least one of the owners meets the requirements specified in Section 4.1(b); provided such plan, trust or owners designate, at the time of investment, an individual meeting the requirements of Section 4.1(b) and such person continues to meet such requirements and agrees to be bound as a "Member" to all of the terms of this Agreement; (e) purchasers of the IOI Member's Interests pursuant to Section 10.3; or (f) purchasers of Collective Physician Interests pursuant to Section 10.4.

         Section 4.2 Voting Right. All Members of the Company shall have the right to vote on any matter which, pursuant to the Act or this Agreement, Members are entitled to vote.

         Section 4.3 New Physician Members. Individuals meeting the requirements of Sections 4.1(b), (c) or (d) shall become Physician Members of the Company pursuant to the terms of the Private Placement Offering, upon the date of closing established thereunder. Thereafter, following the closing of the Private Placement Offering, new Physician Members (subject to Section 4.1) shall be admitted only upon: (i) the consent of the holders of fifty-one percent (51%) of the total issued and outstanding Percentage Interests then held by Physician Members and the consent of the IOI Member, unless such new Member obtained his, her or its, as applicable, Company Interests pursuant to the terms of Section 10.3; (ii) either the payment of a fair market value purchase price by the new Physician Member to the Company in exchange for the Company issuing the applicable Percentage Interest to the new Physician Member or the payment of a fair market value purchase price by the new Physician Member pro-rata to each of the existing Members in exchange for each of the existing Members transferring the applicable pro-rata portion of their Percentage Interests such that existing Members are diluted "equally" (meaning all existing Members are diluted to the Percentage Interests that such existing Members would have had if the Company had issues the Percentage Interests to the new Physician Member); and (iii) the execution of, and the acceptance by the Company of a joinder (the "Joinder") to this Agreement substantially in the form of Exhibit 4.3 attached hereto and incorporated by this reference herein. Any purported new Member admitted in violation of this Agreement shall not be recognized as a Member and shall not be entitled to any rights or powers accorded to a Member under law or this Agreement.



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         Section 4.4 Annual Meeting of Members. The annual meeting of the
Members shall be held in January of each year or at such other time within six
(6) months after the close of the fiscal year of the Company as may be determined by the Management Board. The annual meeting shall be held for such purposes as may be prescribed by law, the Certificate of Formation or this Agreement, or as may be prescribed by the Management Board. If such annual meeting is not held on the day herein provided therefor, a special meeting may be held in lieu thereof, and business transacted or elections held at such meeting shall have the same effect as if transacted or held at the annual meeting.

         Section 4.5 Special Meetings. Special meetings of the Members may be called at any time at the request of the Chief Executive Officer, at the request of the IOI Member, or by a majority of the members of the Management Board and shall be called by the Secretary (or in the case of the death, absence, incapacity or refusal of the Secretary, by any other officer) upon the written request of the holders of twenty-five percent (25%) or more of the total issued and outstanding Percentage Interests then held by Physician Members.

         Section 4.6 Meetings by Telecommunications. Unless the Act otherwise provides, the Members may participate in a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence at a meeting.

         Section 4.7 Place of Meetings. Meetings of the Members shall be held anywhere in the United States, at such place or places as may be fixed by the Management Board and stated in the notice of the meeting.

         Section 4.8 Notice of Meeting. Notice of each meeting of the Members, stating the day, hour and place thereof, shall be given to each Member by the Chief Executive Officer, Secretary or the Member calling the meeting at least seven (7) days before the meeting, as follows: (i) by leaving such notice at the residence or usual place of business of such Member; (ii) by mailing such notice, postage prepaid, and addressed to such Member at his/her address as it appears in the records of the Company; (iii) by facsimile or electronic mail transmission of such notice to such person's usual place of business; or (iv) by hand delivery to such person at his/her usual place of business or, in the event such notice is given on a Saturday, Sunday or holiday, to such person at his/her residence. If mailed, such notice shall be deemed to be delivered two (2) business days following the date deposited in the United States mail properly addressed, with postage thereon prepaid. If notice is given by facsimile or electronic mail transmission, such notice shall be deemed given upon confirmation of receipt. Notice need only contain a summary of the purpose of the meeting, except that the notice of any meeting at which an amendment of this Agreement or the Certificate of Formation is to be considered shall state the intended purpose and effect of the proposed amendment and shall state the proposed wording of the amendment.

         Section 4.9 Quorum. Except as otherwise required by this Agreement or the Act, at any meeting of the Members, a quorum for the transaction of business shall consist of the presence in person or by proxy of the holders of at least eighty-one (81%) of the total Percentage Interests, but if less than a quorum is present, the Members present may adjourn the meeting



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and may reconvene the meeting without further notice. No Member shall fail to attend a meeting of the Members for purposes of defeating a quorum or avoiding corporate action.

         Section 4.10 Action at a Meeting. When a quorum is present at any meeting, the holders of a majority of the Percentage Interests present at such meeting and entitled to vote on such matter may decide any question properly brought before such meeting, except as otherwise required by this Agreement or the Act. The Members may only act on those matters which expressly require Member approval under the Act or this Agreement.

         Section 4.11 Action by Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the IOI Member and the holders of fifty-one percent (51%) of the total Percentage Interests held by Physician Members and entitled to vote on such matter consent to the action in writing, and such written consents are filed with the records of the meetings of the Members. Such consent shall be treated for all purposes as a vote at a meeting.

         Section 4.12 Waiver of Notice. Whenever any written notice is required to be given by this Agreement, a waiver of notice signed either before or after the action for which notice is required shall have the effect of written notice. Attendance by a Member at any meeting shall also constitute a waiver of notice unless an objection to the lack of notice is made by such Member at the meeting.

         Section 4.13 Voting/Proxy Voting. In any case in which a Member is entitled to vote and such Member is not an individual, the chief executive officer or a designated officer or designated officer or principal of such Member shall exercise such vote on behalf of such Member. Any such chief executive officer or designated officer or principal of such Member, as well as any Member who is an individual, may authorize another person to act for him by proxy executed in writing by him. All proxies shall be filed with the Secretary before voting, shall be revocable and shall be effective for no more than six
(6) months. No proxy purporting to be executed by the chief executive officer or the designated officer or principal of a Member or by a Member shall be deemed invalid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

                                   ARTICLE V
                                MANAGEMENT BOARD

         Section 5.1 Responsibilities. The business, property, and affairs of the Company shall be managed by or under the direction of a management board (the "Management Board"), which shall have all powers necessary or desirable to achieve the purposes of the Company described in Section 2.4.

         Section 5.2 Number, Election and Qualification. The Management Board shall initially be composed of two (2) individuals. The members of the Management Board are hereinafter referred to as "Managers." The Managers who will initially comprise the Management Board are: (i) Douglas P. Badertscher; and (ii) James D. Needham. These initial Managers shall serve only until the first annual meeting of the Members held after the Company has admitted Physician Members, at which time and thereafter the Management Board shall be



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composed of four (4) individuals. At such meeting and thereafter, Managers shall be elected pursuant to the provisions set forth below in this paragraph. Two (2) of the Managers of the Company (each, a "Physician Manager") shall be: (i) Physician Members and/or principals of Physician Members; and (ii) elected solely by the holders of a majority of the Percentage Interests owned by the Physician Members. Two (2) of the Managers of the Company shall be elected solely by the IOI Member (each, an "IOI Manager"). The number of Managers may be expanded or reduced from time to time only with the approval of the Members, subject to the quorum and voting requirements set forth in Section 5.15. No reduction in the number of Managers shall remove a Manager before the expiration of that Manager's term unless the Manager is removed pursuant to Section 5.12 of this Agreement.

         Section 5.3 Term. The initial Managers named above shall serve only until Managers are elected at the first annual meeting of the Members held after the Company has admitted Physician Members pursuant to the Private Placement Offering. The Managers elected at such first annual meeting shall be elected for a two (2) year term, and thereafter Managers shall be elected for one (1) year terms. Each elected Manager shall hold office for the specified term and until his/her successor is elected and qualified, or until he/she sooner dies, resigns, is removed or becomes disqualified.

         Section 5.4 Annual and Regular Meetings. An annual meeting of the Management Board shall be held, without notice other than this Agreement, immediately after and at the same place as, the annual meeting of the Members. The Management Board may provide, by resolution, the time and place, either within or outside the State of Louisiana, for the holding of regular meetings in which case no other notice need be given.

         Section 5.5 Special Meetings. Special meetings of the Management Board may be called by or at the request of the Chief Executive Officer of the Company or by any two (2) Managers. The person or persons authorized to call special meetings of the Management Board may fix any place, either within or outside the State of Louisiana, as the place for holding any special meeting of the Management Board.

         Section 5.6 Notice; Waiver of Notice. Written notice of any special meeting of Managers shall be delivered at least two (2) days before the meeting as follows: (i) by leaving such notice at the residence or usual place of business of such Manager; (ii) by mailing such notice, postage prepaid, and addressed to such Manager at his/her address as it appears in the records of the Company; (iii) by facsimile or electronic mail transmission of such notice to such person's usual place of business; or (iv) by hand delivery to such person at his/her usual place of business or, in the event such notice is given on a Saturday, Sunday or holiday, to such person at his/her residence. If mailed, such notice shall be deemed to be delivered two (2) business days following the date deposited in the United States mail properly addressed, with postage thereon prepaid. If notice is given by facsimile or electronic mail transmission, such notice shall be deemed given upon confirmation of receipt. Notice of a meeting need not be given to any Manager if a written waiver of notice executed by him before or after the meeting is filed with the records of the meeting, or to any Manager who attends the meeting without protesting the lack of notice to such Manager prior to or during such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Management Board needs be specified in the notice or waiver of notice of such meeting.

         Section 5.7 Quorum. A majority of the Managers shall constitute a quorum for the transaction of business at any meeting of the Management Board. If less than a quorum of Managers is present at a Management Board meeting, a majority of the Managers present may adjourn the meeting and may reconvene the meeting without further notice. No Manager shall fail to attend a meeting of the Management Board for purposes of defeating a quorum or avoiding corporate action.

         Section 5.8 Voting and Proxy Voting. Except as otherwise required by the Act, the Certificate of Formation or this Agreement, the affirmative vote of a majority of the Managers present at a Management Board meeting at which a quorum is present shall be necessary and sufficient to take any action at a meeting of the Management Board; provided at least one (1) affirmative vote shall be from an IOI Manager. A Manager entitled to vote at a meeting or to express consent or dissent to any action in writing without a meeting may authorize another party to act for him by proxy executed in writing by him. All proxies shall be filed with the Secretary before voting, shall be revocable and shall be effective for no more than six (6) months. No proxy purporting to be executed by or on behalf of a Manager shall be deemed invalid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

         Section 5.9 Meetings by Telecommunications. Unless the Act otherwise provides, members of the Management Board or any committee designated thereby may participate in a meeting of the Management Board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence at a meeting.

         Section 5.10 Presumption of Assent. A Manager of the Company who is present at a meeting of the Management Board at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless his/her dissent is entered in the minutes of the meeting or unless he/she files his/her written dissent to such action with the person acting as the secretary of the meeting before the adjournment of the meeting or forwards such dissent by registered mail to the Secretary of the Company immediately after the adjournment of the meeting. Such right to dissent does not apply to a Manager who voted in favor of such action.

         Section 5.11 Informal Action by Managers. Any action required or permitted to be taken at any meeting of the Management Board or any committee, if any, may be taken without a meeting, if at least the number of Managers required to approve such action at a meeting consent to the action in writing and the written consents are filed with the records of the meetings of the Management Board.

         Section 5.12 Removal of Managers. An elected Physician Manager may be removed from office with or without cause by the holders of fifty-one percent (51%) of the Percentage Interests held by Physician Members at any meeting of the Physician Members called at least in part for that purpose, or by written consent in lieu thereof. An IOI Manager may be removed from office with or without cause by the vote of the IOI Member. Failure to attend annually at least seventy-five percent (75%) of all meetings of the Management Board (unless excused) shall be cause (but not the only cause) for removal of a Manager. The Manager to be removed shall have no right to participate in the deliberations or vote of the Member(s) with respect to the removal vote.

         Section 5.13 Resignation. Any Manager of the Company may resign from office by delivering or causing to be delivered to any officer of the Company, or to the Management Board, a written resignation, which shall take effect upon being so delivered or at such other time as may be therein specified.

         Section 5.14 Vacancies. Any vacancy in a Physician Manager position shall be filled by the vote of fifty-one percent (51%) of the Percentage Interests held by the Physician Members, and the Manager so elected shall serve for the unexpired portion of his/her predecessor's term of office. Any vacancy in an IOI Manager position shall be filled solely by the IOI Member, and the Manager so elected shall serve for the unexpired portion of his/her predecessor's term of office. The Management Board shall have and may exercise all of its powers notwithstanding the existence of one or more vacancies in its number.

         Section 5.15 Consent of Members. Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the following actions, and the Management Board shall not take any of the following actions on behalf of the Company, except with the approval of the holders of fifty-one percent (51%) of the Physician Member Percentage Interests and the consent of the IOI Member:

              (a) A sale or transfer of all or substantially all of the Company's assets or ownership interests, or a merger or consolidation of the Company.

              (b) Any material change in the business of the Company.

              (c) Dissolution, liquidation or bankruptcy of the Company, or any action that reasonably could result in the dissolution, liquidation or bankruptcy of the Company.

              (d) The entering into of any services contract, or of any amendment to or renewal of a services contract, by the Company for the purchase or provision of services, at an aggregate contract price in excess of One Hundred Fifty Thousand Dollars ($150,000), or at an aggregate contract price reasonably expected to be in excess of One Hundred Fifty Thousand Dollars ($150,000) over the term of such contract.

              (e) Any purchase, acquisition of assets, capital expenditure, guarantee, incurrence of a loan or other indebtedness, by the Company, in an amount in excess of Two Hundred Thousand Dollars ($200,000).

              (f) Any capital call or series of capital calls during any one (1) year period of time which result(s) in any Member of the Company being called on to contribute during such one (1) year period of time an amount equal to or more than twenty-five percent (25%) of such Member's original capital contribution to the Company.

              (g) Any decision to institute any legal proceeding or to file suit against any person or entity, or any decision for the purposes of responding to the institution of any legal proceeding or answering a complaint against the Company (other than typical billing and collections claims that are in the ordinary course of business).

              (h) Any decision by the Company as to whom or what entity will provide development and business services to the Company, and the material terms of any agreement or relationship with such company (provided, however, that the IOI Member shall initially provide such development and business services to the Company).

              (i) Any amendment to the Certificate of Formation or this Agreement of the Company.

              (j) Compensation to Managers for attending meetings of the Management Board.

              (k) Any decision which creates any equity interest in the Company or creates any equity-like interest in the Company that has rights, preferences or privileges senior to or similar to the Percentage Interests with respect to distributions of any kind or approval rights.

              (l) Any change in the total authorized number of Managers of the Company or the composition of the Management Board as described in Section 5.2.

              (m) Any loan that requires the execution of personal guarantees by any of the Members.

         Section 5.16 Medical Staff. The group of physicians which will perform surgical procedures at the Ambulatory Surgery Center shall be referred to herein as the "Medical Staff." The Management Board hereby adopts bylaws for the Medical Staff (the "Medical Staff Bylaws") which Medical Staff Bylaws shall establish a framework of self-government for Medical Staff activities and accountability of the Medical Staff to the Management Board. The Medical Staff Bylaws shall include a procedure for physicians on the Medical Staff to obtain hearings and appeals regarding the decisions of the Management Board regarding appointment, reappointment, suspension, and revocation of such physicians' status on the Medical Staff. The Management Board shall have the ultimate power to appoint, reappoint, suspend, and revoke any physician's Medical Staff privileges and any allied health professional's privileges, after considering the recommendation of the Medical Staff's Credentialing Committee, and in accordance with this Operating Agreement and the Bylaws of the Medical Staff and the applicable Louisiana Statutes and sections of the Louisiana Administrative Code. The Medical Staff shall have the following specific duties:

              (a) Require that every patient shall be admitted by and remain under the care of a member of the organized Medical Staff;

              (b) Require that all medications, treatments and procedures shall be administered upon specific orders of a member of the organized Medical Staff;

              (c) Require that all attending organized Medical Staff members have admitting privileges at an acute care hospital;

              (d) Provide for a formal and official means of liaison among the Medical Staff, the Management Board, and the chief administrative officer to provide a channel for administrative advice; and

              (e) Specify the classification of services to be provided at the Ambulatory Surgery Center and list authorized surgical procedures.

         Section 5.17 Development and Business Services. The Company shall retain the IOI Member to provide certain development and business services to the Company, subject to the control and direction of the Management Board as described in this Article V. The IOI Member shall enter into that certain Ambulatory Surgery Center Services Agreement with the Company in substantially the form attached hereto as Exhibit 5.17. Thereafter, the retention of any development and business services company and the entering into of any new agreement or amendment to any agreement for development and business services shall be subject to the terms of Section 5.15(h).

                                   ARTICLE VI
                                    OFFICERS

         Section 6.1 Number. The principal officers of the Company shall be a Chief Executive Officer, a Treasurer, a Secretary and such other principal officers as the Management Board may appoint. The Management Board shall elect the principal officers. Except as otherwise provided herein, officers need not be Managers or Members of the Company. The Management Board may from time to time by resolution appoint such officers, in addition to principal officers, as it deems necessary, and such officers shall have such authority and shall perform such duties as from time to time may be prescribed by the Management Board. Any person may simultaneously hold more than one (1) office of the Company.

         Section 6.2 Term of Office. The Chief Executive Officer, Treasurer and Secretary shall each hold office until his/her successor is chosen and qualified or in each case until he/she sooner dies, resigns, is removed or becomes disqualified, and each other officer shall hold office in accordance with the terms of his/her appointment or election.

         Section 6.3 Removal. Any officer of the Company may be removed with or without cause by a vote of the Managers, or by vote of the holders of fifty-one percent (51%) of the Physician Member Percentage Interests and the vote of the IOI Member, at any meeting of the Management Board or Members, as applicable, called at least in part for that purpose. The officer to be removed shall have no right to participate in the deliberations and the vote of the Management Board or Members, as applicable, with respect to the removal vote. At the request of any Manager or Member, voting by the Management Board or Members with respect to removal of an officer shall be by closed ballot.

         Section 6.4 Vacancies. A vacancy in any office because of death, resignation, removal or disqualification, may be filled for the unexpired portion of the term by vote of the Management Board. New offices established by the Management Board may be filled at any meeting of the Management Board.

         Section 6.5 Bonds. The Management Board may by resolution require any officer or agent of the Company to give bond to the Company in such amount and with such surety as the Management Board may deem sufficient, conditioned upon the faithful performance of their respective duties and offices.

         Section 6.6 Chief Executive Officer. The Chief Executive Officer shall supervise and direct the day-to-day administration of the Company. The Chief Executive Officer shall be responsible for managing all affairs of the Company and shall preside over all meetings of the Members and, except as otherwise determined in each instance by the Managers of the Management Board. He/she shall provide leadership, establish strategic direction and shall perform other responsibilities as are customarily associated with such capacity. The Chief Executive Officer shall have the responsibility for hiring and firing all managerial personnel that report directly to the Chief Executive Officer. The Chief Executive Officer shall report to and be subject to the direction of the Management Board on all matters.

         Section 6.7 Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Management Board; (b) sign checks or drafts on the accounts of the Company up to amounts authorized from time to time by the Management Board; (c) sign, with the Chief Executive Officer or any other Manager of the Company, checks or drafts on the accounts of the Company in amounts authorized from time to time by the Management Board; (d) prepare or cause to be prepared unaudited financial statements; and (e) in general, perform all duties incident to the office of Treasurer and all other duties as from time to time may be assigned to the Treasurer by the Management Board or the Chief Executive Officer.

         Section 6.8 Secretary. The Secretary shall: (a) keep the minutes of the Members' and of the Management Board's meetings in one (1) or more books provided for that purpose and make such minutes available to all Managers during operating hours of the Company and with reasonable notice; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the corporate records and, if the Company has a corporate seal, of the seal of the Company and see that the seal of the Company is affixed to all documents which must be executed under seal; (d) keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member; (e) have general charge of the transfer books of the Company; and (f) in general, perform all duties incident to the office of Secretary and all other duties as from time to time may be assigned to the Secretary by the Management Board or the Chief Executive Officer.

         Section 6.9 Assistant Treasurers and Assistant Secretaries. The Management Board may appoint one (1) or more Assistant Treasurers and Assistant Secretaries, who shall perform such duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the Management Board or the Chief Executive Officer.

         Section 6.10 Compensation. The compensation of the officers, if any, shall be fixed from time to time by the Management Board, and no officer shall be prevented from receiving such compensation by reason of the fact that he/she is also a Manager, Member or serves in any other capacity on behalf of the Company.

                                  ARTICLE VII
                                   COMMITTEES

         Section 7.1 Committees of Managers. The Management Board may, to the extent permitted by law, establish standing and special committees as the Management Board deems appropriate. Such standing and special committees shall serve only in an advisory capacity to the Management Board and shall have no legal authority to act for the Company, but shall report their findings and recommendations to the Company. Except as otherwise provided in this Agreement, the Management Board may determine the manner of conducting committee business, whether at a meeting or otherwise, and the number of committee members required to take specified types of action.

         Section 7.2 Standing Committees. The Management Board may establish such standing committees and special committees as the Management Board may from time to time deem appropriate.

         Section 7.3 Committee Appointments. The Management Board shall appoint members and the chairman of each committee. The chairman of a committee shall be a member of such committee. Committees shall meet as frequently as may be necessary or appropriate to fulfill their assigned duties. Committee chairmen shall preside at, and shall fix the place, time and date of, committee meetings. Special committee meetings may be called by or at the request of the chairman of the committee, the Chief Executive Officer, or a majority of the Managers, upon proper notice of the same to the members of such committee. Any appointed member of a committee may be removed therefrom with or without cause by vote of the Management Board.

         Section 7.4 General Provisions. The minutes and records of the meetings of each committee shall be kept by a secretary appointed therefor by the chairman of such committee, and complete copies of such minutes and records shall be filed promptly with the Secretary. The secretary of each committee shall in the case of a special meeting of the committee give notice of the meeting to the members of the committee at least forty-eight (48) hours in advance in person or by telephone, facsimile, overnight mail or electronic mail transmission, or at least five (5) days in advance by mail. A committee may at its first meeting schedule regular meetings to be held during the ensuing year. A list of regularly scheduled meetings of any committee shall be sent to all committee members not present at the meeting at which such regular meetings were scheduled, and no further notice of those meetings shall be required. At a committee meeting, a quorum shall be a majority of the total number of members of the committee. When a quorum is present at any meeting, the vote of a majority of the committee members present and voting may decide any question brought before the meeting, unless a greater percentage vote is required by this Agreement or the rules of the committee. A committee may adopt rules and regulations concerning the conduct of its affairs as it may from time to time determine to be desirable and which are not inconsistent with this Agreement. Each member of a committee shall have one (1) vote with respect to matters before the committee, except where otherwise stated in this Agreement.

                                  ARTICLE VIII
                          DISTRIBUTIONS AND ALLOCATIONS

         Section 8.1 Allocation of Net Profits and Net Losses. Except as provided in Section 8.2, all Company Net Profits and Net Losses shall be allocated to the Members in proportion to their Percentage Interests.

         Section 8.2 Regulatory Allocations.

              (a) Notwithstanding any provision to the contrary, if in any year a Member receives (or is reasonably expected to receive) a distribution, or an allocation or adjustment to such Member's Capital Account, that creates or increases (or is reasonably expected to create or increase) a deficit balance in such Member's Capital Account, there shall be allocated to the Member such items of Company income or gain as are necessary to satisfy the requirements of a "qualified income offset" within the meaning of Regulation Section 1.704-1(b).

              (b) If there is a net decrease in partnership minimum gain (as defined in Regulation Section 1.704-2(d)) in any fiscal year of the Company, the Members shall be allocated items of income and gain for such year (and, if necessary, for succeeding years) in accordance with the minimum gain chargeback requirements of Regulation Section 1.704-2(f).

              (c) All Member nonrecourse deductions for each fiscal year of the Company shall be allocated to the Members who bear the economic risk of loss with respect to the Member nonrecourse debt giving rise to such deductions, in accordance with Regulation Section 1.704-2(i)(1). If there is a net decrease in partner nonrecourse debt minimum gain (as defined in Regulation Section 1.704-2(i)(3)) in any fiscal year of the Company, the Members shall be allocated items of income and gain for such year (and, if necessary, for succeeding years) in accordance with the partner nonrecourse debt minimum gain chargeback requirements of Regulation Section 1.704-2(i)(4).

         Section 8.3 Tax Allocations. Items of taxable income, gain, loss and deduction shall for federal and state income tax purposes be allocated in the same manner as "book" items are allocated in Sections 8.1 and 8.2. Items of taxable income, gain, loss and deduction with respect to property of the Company which has a Carrying Value different from its adjusted basis for federal income tax purposes will be shared among the Members so as to take account of such difference in accordance with the principles of Section 704(c) of the Code.

         Section 8.4 Distributions.

              (a) For purposes of this Agreement, the term "Distributable Cash" shall mean, all cash receipts of the Company from all sources during the period (other than capital contributions by the Members), plus the amount of all reductions during the period in reserves established by the Company in prior periods, less the sum of:

                  (i) payments of principal and interest on any indebtedness of the Company;

                  (ii) all cash expended for expenses of the Company's business during the period;

                  (iii) capital expenditures; and

                  (iv) reasonable reserves otherwise required in the discretion of the Company for the Company's business.

Distributable Cash shall be distributed pursuant to Section 8.6.

              (b) To the extent the Company retains cash receipts, as described in Section 8.4(a)(iv), for reserves or other business purposes, such cash shall be referred to as "Accumulated Cash." Accumulated Cash which is distributed to the Members shall be distributed pursuant to Section 8.6.

         Section 8.5 Asset Policy. The Company's assets will be prudently controlled within the Company's business plan and budget and the budget variances set forth therein. Cash and other assets not needed to support the operation of the Company's business, as described in the most current business plan and budget, will be liquidated and distributed to the Members pursuant to
Section 8.6.

         Section 8.6 Distributions Among Members. Distributions, including distributions of Distributable Cash and Accumulated Cash (but other than those in dissolution made pursuant to Section 12.2), shall be made at times determined by the Management Board in amounts determined by the Management Board as long as such amounts are distributed to the Members in proportion to their Percentage Interests.

                                   ARTICLE IX
                             ADMINISTRATIVE MATTERS

         Section 9.1 Books of Account. At all times the Company shall maintain or cause to be maintained true and proper books, records, reports and accounts in accordance with generally accepted accounting principles consistently applied on an accrual basis, in which shall be entered fully and accurately all transactions of the Company. The Company shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company's business.

         Section 9.2 Reports. The officers of the Company shall provide the Company's Management Board and Members with reports at least annually to keep them advised of the Company's current and projected operations and financial condition.

         Section 9.3 Tax Matters Partner. The Management Board shall designate an existing Manager who shall be the Tax Matters Partner of the Company within the meaning of Code Section 6231(a)(7); provided, however, that if such person would not be treated as a party to the proceeding within the meaning of Code
Section 6226(c) and (d) for any taxable year involved in a partnership proceeding, then the Tax Matters Partner for such year shall be a Manager who is designated by the Management Board at the time the Notice of Final Partnership Administrative Adjustment is received who would be treated as a party to the proceeding for such year.

         Section 9.4 Tax Matters Handled By the Company. The Company shall have full authority to negotiate with, to conclude agreements with or to refuse to agree with Federal, state, local and foreign taxing authorities as to the taxable income of the Company for any taxable period and any determination of such taxable income shall be binding upon the Members each of whom individually shall be liable to pay any additional tax and interest or entitled to receive any refund and interest resulting from such determination. The Company shall not be responsible for any loss or damage to any Member, as a result of any such determination or failure to arrive at a determination. The Company may also make such elections, including, without limitation, an election under Section 754 of the Code, as the Management Board may determine.

         Section 9.5 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

                                   ARTICLE X
              TRANSFER OF INTERESTS/NON-COMPETITION/CONFIDENTIALITY

         Section 10.1 Restrictions on Transfer. Notwithstanding anything to the contrary in this Agreement, no Member shall Transfer any part or all of such Member's rights and interests (including, but not limited to such Member's Capital Account) in the Company ("Company Interests") now owned or hereafter acquired, whether voluntarily, by operation of law, or otherwise, without the prior written consent of all of the Members, unless such transfer is made in accordance with the provisions of this Article X; provided, however, that a person or entity meeting the eligibility requirements set forth in Section 4.1(b), (c) or (d) may become a Physician Member pursuant to the mechanisms set forth in Section 4.3.

         Section 10.2 Option and Right of First Refusal Upon Occurrence of a Triggering Event with Respect to a Physician Member.

              (a) In the event a Triggering Event (as hereinafter defined) occurs with respect to a Physician Member the following provisions shall apply:

                  (i) The Physician Member with respect to which the Triggering Event occurred (the "Selling Physician Member") shall notify the Company in writing of the occurrence of such Triggering Event within five (5) days of the occurrence of the Triggering Event. Within five (5) days of the Company's receipt of such written notice of the Triggering Event, the Company shall give the other Members, meaning all of the Members except the Selling Physician Member, notice of the Triggering Event. Within forty (40) days after the date of that notice, the Company shall determine the Value (as hereinafter defined) of the Company Interests on the date of the Triggering Event and shall give a notice of such Value (the "Value Notice") to the Members. Within fifteen (15) days after the date on which the Company delivers the Value Notice, the Members shall have an option to purchase any or all of the Selling Physician Member's Company Interests allocated in the manner described in Section 10.3(c).

                  (ii) Each of the purchasing Members shall evidence the election to purchase by delivering written notice (the "Member Purchase Notice") to the Company and the Selling Physician Member, specifying the portion of Company Interests to be purchased. The purchase price for all of the Company Interests shall be seventy-five percent (75%) of the Value of the Company Interests. The purchase price any purchasing Member shall pay for the applicable portion of the Company Interests shall equal seventy-five percent (75%) of the Value of the applicable portion of the Company Interests being purchased by such Member. The closing of any Member's purchase of any portion of a Selling Physician Member's Company Interests shall occur within fifteen (15) days of the date of the applicable Member Purchase Notice. At such closing, the purchase price shall be paid by each applicable purchaser, in full, in legal tender of the United States, by certified check of the purchaser or by official bank check.

                  (iii) At the last closing to occur pursuant to Section 10.2(a)(ii), to the extent any of the Selling Physician Member's Company Interests remain after the Members exercise their option in Section 10.2(a)(i), the Company shall have the option to purchase any remaining Company Interests of the Selling Physician Member at a purchase price equal to seventy-five percent (75%) of the Value of the remaining Company Interests of the Selling Physician Member. The Company shall evidence the election to purchase by written notice (the "Company Purchase Notice") to the Selling Physician Member, specifying the portion of Company Interests to be purchased. The closing of the Company's purchase of a Selling Physician Member's Company Interests shall occur within fifteen (15) days of the date of the Company Purchase Notice. At such closing, the purchase price shall be paid at the election of the Company, either: (A) in full, in legal tender of the United States, by certified check of the Company or by official bank check; or (B) by payment at the closing of not less than twenty-five percent (25%) of the purchase price and by delivery of a promissory note having a principal amount equal to the remainder, bearing interest per annum at the rate quoted on the date of the closing by The Wall Street Journal as the "Prime Rate," prepayable without penalty, and payable in not more than thirty-six (36) monthly installments, commencing one (1) month after the date of the closing.

              (b) "Triggering Event" as used herein means the occurrence of any of the following: (i) a Physician Member or a principal thereof commits a Material Breach; (ii) a Physician Member experiences a Change of Control or dissolves or liquidates; (iii) a Physician Member's or principal thereof's license to practice medicine in the State of Louisiana is restricted, suspended, terminated or revoked; (iv) a Physician Member or principal thereof ceases for any reason to practice medicine in the Practice Area on a full-time basis (i.e., at least thirty (30) hours a week, forty-eight (48) weeks per year) or completely ceases to perform in the Practice Area any surgeries or procedures for which the Physician Member, or principal thereof, is credentialed/privileged to perform at the Ambulatory Surgery Center; (v) a Physician Member's or principal thereof's privileges at any health care entity are restricted, suspended, terminated or revoked for any reason other than underutilization, failure to timely complete patient medical records or other reason wholly unrelated to the quality of patient care; (vi) for any reason the Physician Member ceases to have active medical staff privileges at the Ambulatory Surgery Center once it is operational or ceases, prior to the date the Ambulatory Surgery Center is operational, to have active medical staff privileges at a hospital located within the Practice Area; (vii) a Physician Member or principal thereof is found guilty of or pleads nolo contendere to any felony, any crime of moral turpitude, or any act involving abuse of any patient; (viii) a Physician Member's or principal thereof's actions or inactions endanger the health, safety or well being of the Company's patients or employees, as determined by the Company in its reasonably exercised judgment; (ix) a Physician Member's or principal thereof's permit or license to dispense or prescribe drugs or controlled substances in the State of Louisiana is restricted, suspended, terminated or revoked; (x) a Physician Member's or principal thereof's right to participate in the Medicare and/or Medicaid programs is restricted, suspended, terminated or revoked; or
(xi) a Physician Member or principal thereof engages in any unlawful harassment, including without limitation any sexual harassment, of any patient, employee, agent or independent contractor of the Company.

              (c) "Value" as used herein means the fair market value of the Company as determined by an independent, licensed appraiser with substantial experience in making determinations of the fair market value of corporations that provide ambulatory surgery services with such appraiser being selected by the Members of the Company whose Company Interests are not being sold, LESS the cost of such appraisal.

              (d) Notwithstanding anything herein in this Section 10.2 to the contrary, the Members or the Company, as applicable, shall pay one hundred percent (100%), not seventy-five percent (75%), of the Value of the applicable portion of the Company Interests being purchased pursuant to this Section 10.2 if the Triggering Event is due to any of the following:

                  (i) The Selling Physician Member or principal thereof, as applicable, dies; or

                  (ii) The Selling Physician Member or principal thereof, as applicable, has a Permanent Disability (as hereinafter defined); the Selling Physician Member or principal thereof, as applicable, has provided a written statement from an independent physician who has examined the Selling Physician Member or principal thereof, as applicable, which confirms that the Selling Physician Member or principal thereof, as applicable, has a Permanent Disability; and the Company, at its option, has an independent physician examine the Selling Physician Member or principal thereof, as applicable, and such physician confirms that a Permanent Disability exists. In the event that the independent physician engaged by the Selling Physician Member and the independent physician engaged by the Company differ in their conclusions as to whether the Selling Physician Member has a Permanent Disability, then such physicians shall select a third physician who shall examine the Selling Physician Member and whose determination shall be conclusive and binding on the parties to this Agreement as to whether or not the Selling Physician Member has a Permanent Disability. "Permanent Disability" as such term is used herein means the Selling Physician Member has a mental or physical illness or disability such that the physician is unable to practice medicine for an aggregate of thirty
(30) or more consecutive work days or, for a period of forty-five (45) or more work days in any three hundred sixty-five (365) day period. The Selling Physician Member shall be responsible, and shall pay, the charges of the physician engaged by the Selling Physician Member to confirm the Permanent Disability. If the Company engages an independent physician to confirm the Permanent Disability, then the Company shall be responsible, and shall pay, the charges for such physician services. If the physician engaged by the Selling Physician Member and the physician engaged by the Company need to select a third physician to confirm the Permanent Disability pursuant to this Section 10.2(d)(ii), then each of the Selling Physician

Member and the Company shall be responsible, and shall pay, for fifty percent (50%) of such third physician's charges for the professional services rendered.

         Section 10.3 Right of First Refusal Upon Proposed Sale of Member's Company Interests. Any selling Member (the "Transferor") may sell all, but not less than all, of the Transferor's Company Interests, pursuant to a third-party cash offer which the Transferor reasonably establishes is bona fide (the "Offer"), only after the Transferor first gives the other Members and the Company prior written notice (the "Original Notice") and the rights of first refusal granted hereunder are not exercised and all other conditions of this
Section 10.3 are met; provided, however, subject only to Section 10.4, any such proposed sale by a Physician Member may only be to a person or entity that may be a Physician Member under the requirements of Section 4.1(b), (c) or (d).

              (a) The Original Notice shall state the material terms and conditions of the proposed sale (including without limitation the purchase price, the Company Interests to be transferred and the name, business and residential address of the proposed transferee) and shall have attached any documentation related to the Offer and the proposed sale.

              (b) Within forty-five (45) days after its receipt of the Original Notice, the Company shall determine the "Value" (as defined in Section 10.2(c)) of the Company Interests then proposed to be transferred (the "Offered Company Interests") on the date of the Original Notice and shall give the Transferor and the other Members written notice thereof (the "Value Notice").

              (c) Within fifteen (15) days after the date of the Value Notice, the other Members, meaning the Members except the Transferor, may elect to purchase any or all of the Offered Company Interests. The amount to be purchased by a specific Member shall not exceed such purchasing Member's pro rata interest determined with respect to such Member's current Percentage Interests compared with the other purchasing Members, unless all of the purchasing Members agree to purchase in different proportions.

              (d) Each of the purchasing Members shall evidence the election to purchase by written notice (the "Member Purchase Notice") to the Transferor and the Company, specifying the Company Interests to be purchased. Unless otherwise agreed upon, the closing shall occur within fifteen (15) days of the date of the applicable Member Purchase Notice, and the purchase price shall be paid pursuant to the terms of Section 10.2(a)(ii). The purchase price of the entire Offered Company Interests shall be the lesser of: (i) the price specified in the Original Notice; or (ii) the Value of the Company Interests specified in the Value Notice. Each purchasing Member shall pay its, his or her applicable portion of such purchase price based on the portion of the Offered Company Interests being purchased by such Member.

              (e) If the Members do not elect to purchase all of the Offered Company Interests by the end of the period specified in Section 10.3(c), then, not later than forty-five (45) days after the date of the Value Notice, the Company may elect to purchase any remaining portion of the Offered Company Interests. The Transferor may not be involved in any capacity in the Company's election. The Company shall evidence its election to purchase by written notice (the "Company Purchase Notice") to the Transferor specifying its intent to purchase any remaining portion of the Offered Company Interests. Unless otherwise agreed upon, the closing shall occur within fifteen (15) days of the date of the Company Purchase Notice, and the purchase price shall be paid pursuant to the terms of Section 10.2(a)(iii)(A) or (B) hereof, determined at the election of the Company, and shall be the lesser of the remaining portion of
(i) the price specified in the Original Notice, or (ii) the Value of the Company Interests specified in the Value Notice.

              (f) If the Members and the Company do not elect to purchase all of the Offered Company Interests within forty-five (45) days after the date of the Value Notice, then the Transferor may transfer all of any remaining, but not less than all of any remaining, Offered Company Interests in accordance with the Offer, providing the transferee executes the joinder to this Agreement as described in Section 4.3 herein. Furthermore, if the Transferor is a Physician Member, then the transferee must also meet the requirements to be a Physician Member as described in Section 4.1(b), (c) or (d). If the Transferor is the IOI Member, then the transferee shall be defined as the "IOI Member" hereunder and all rights and obligations of the IOI Member under this Agreement shall apply to, and be the rights and obligations of, such transferee (excluding Section 3.1). After seventy-five (75) days from the date of the Value Notice, regarding any of the Offered Company Interests which have not been transferred, all restrictions contained in this Agreement again shall apply to such Offered Company Interests, and any subsequent transfer of Company Interests shall be made only upon compliance with this Agreement.

              (g) If a Member delivers an Original Notice pursuant to Section
10.3 and a Triggering Event thereafter occurs prior to expiration of the election periods, then Section 10.2 shall control.

              (h) The foregoing provisions of this Section 10.3 shall be inapplicable to the extent the Physician Members are selling their "Collective Physician Interests" pursuant to Section 10.4. Additionally, the foregoing provisions of this Section 10.3 shall be inapplicable to a sale or exchange of Company Interests by any Member pursuant to a single offer made to all Members by: (i) the Company, upon a recapitalization or redemption of Company Interests; or (ii) any other person(s) or entity, if it thereby acquires all of the outstanding Company Interests of the Company.

         Section 10.4 Sale of Collective Physician Interests/Drag Along.

              (a) If the holders (the "Approving Physician Members") of at least fifty-one percent (51%) of the total issued and outstanding Percentage Interests then held by Physician Members vote to sell to a third party all, but not less than all, of the Percentage Interests then held by all of the Physician Members (the "Collective Physician Interests") in a single transaction or a series of related transactions, then the Approving Physician Members shall deliver a written notice (the "Collective Sale Notice") to the IOI Member and the Physician Members (the "Non-Approving Physician Members") who are not Approving Physician Members which states the material terms and conditions of the proposed sale (including without limitation the total purchase price, and the name, business and residence address of the proposed purchaser(s)) and shall have attached any documentation related to the proposed sale. The

Approving Physician Members shall also have an obligation to reasonably establish to the IOI Member that the third party offer is bona fide.

              (b) Within thirty (30) days after the date of the IOI Member's receipt of the Collective Sale Notice, the IOI Member may elect to purchase all of the Collective Physician Interests at the price equal to the lesser of: (i) the Value of such Collective Physician Interests; or (ii) the price set forth in the Collective Sale Notice. The IOI Member shall evidence the election to purchase by delivering written notice to each Physician Manager and to the Company. If the IOI Member elects to make such purchase, unless otherwise agreed upon, the closing shall occur within fifteen (15) days after the date of the delivery of such notice. At such closing, the purchase price shall be paid at the election of the IOI Member, either: (A) in full, in legal tender of the United States, by certified check of the IOI Member or by official bank check; or (B) by payment at the closing of not less than twenty-five percent (25%) of the purchase price and by delivery of a promissory note having a principal amount equal to the remainder, bearing interest per annum at the rate quoted on the date of the closing by The Wall Street Journal as the "Prime Rate," prepayable without penalty, and payable in not more than thirty-six (36) monthly installments, commencing one (1) month after the date of the closing.

              (c) If the IOI Member does not elect to purchase the Collective Physician Interests within thirty (30) days after the date of the Collective Sale Notice, then all of the Physician Members shall sell all of their Percentage Interests according to the terms and conditions set forth in the offer voted upon by the Approving Physician Members; provided that the sale must close within sixty (60) days from the date of the Collective Sale Notice and the purchaser(s) must execute a Joinder. If the purchaser(s) do not constitute Physician Members as defined in this Agreement, then immediately following such closing the purchaser(s) and the IOI Member shall amend this Agreement, pursuant to mutual agreement, in order to resolve the relevant operational issues affecting the Company. The Approving Physician Members shall arrange for the proposed purchaser to purchase the Percentage Interests of the Non-Approving Physician Members according to the same terms and conditions as those set forth in the Collective Sale Notice. If the sale between the Physician Members and the third party is not consummated within such sixty (60) day period, then all restrictions contained in this Agreement shall apply again to the Collective Physician Interests and any subsequent transfer of Collective Physician Interests shall be made only upon compliance with this Agreement.

              (d) The restrictions set forth in Section 4.1 shall not apply to the purchaser(s) of Collective Physician Interests pursuant to this Section 10.4.

         Section 10.5 Self-Referral Legislation. If, in the written opinion of nationally recognized health care counsel for the Company, it is determined that more likely than not any federal or state legislation prohibits either: (a) the Physician Members from referring patients to the Ambulatory Surgery Center; or
(b) the Company from billing for items and services provided to any patients referred to the Ambulatory Surgery Center by the Physician Members, then the Company may, in its sole discretion, require each Physician Member to sell and each Physician Member shall have the right to require the Company or its designee to repurchase such Physician Member's Company Interests (the "Section
10.5 Repurchase"), as of the latter of the effective date of such federal or state legislation or the date of such opinion, at a price equal to the greater of the following: (y) such Physician Member's initial capital contribution to the Company, plus simple interest from the date of such Physician Member's investment in the Company at the Treasury Bill one hundred twenty (120) day rate in effect on the
Section 10.5 Repurchase date; or (z) the Value of the Physician Member's Company Interests. The Company shall pay by cash (including wire transfer) or by certified check the total purchase price for all the Physician Members' Company Interests.

         Section 10.6 Change of Law Effecting IOI Member's Ability to Own Company Interests. Notwithstanding anything herein to the contrary, in the event that any state or federal laws or regulations, now existing or enacted or promulgated after the date of this Agreement, are interpreted by judicial decision, a regulatory agency or nationally recognized health care counsel of the Company or to the IOI Member to indicate that the IOI Member may not lawfully be a Member of this Company, the IOI Member may in its sole discretion, require the Company to purchase, and the Company shall purchase, the IOI Member's Company Interests (the "Section 10.6 Repurchase"), as of the effective date of such federal or state law or regulation or interpretation thereof, at a price equal to the greater of the following: (a) the IOI Member's initial capital contribution(s) to the Company for the Company Interests being sold, plus simple interest from the date of such IOI Member's investment(s) in the Company at the Treasury Bill one hundred twenty (120) day rate in effect on the
Section 10.6 Repurchase date; or (b) the Value of the IOI Member's Company Interests. The Company shall pay by cash (including wire transfer) or by certified check the total purchase price for all the IOI Members' Company Interests.

         Section 10.7 Noncompetition. During the existence of the Company, other than through the Company, each Member and its Affiliates, shall not, without the prior written consent of the Management Board, directly or indirectly own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or serve as a partner, employee, principal, agent, consultant or otherwise with, or have any financial interest in, or aid or assist any other person or entity in the conduct of any ambulatory surgery center or any medical practice that provides any physician-office surgery services or procedures at such practice's facilities that could be performed at an ambulatory surgery center, where such ambulatory surgery center or medical practice performs services in the Territory. As indicated above, these noncompetition provisions shall cease to apply to an individual or entity once such individual or entity is no longer a "Member" of the Company. Notwithstanding anything to the contrary in this Section 10.7, the provisions of this Section 10.7 shall not prohibit a Physician Member and its Affiliates, from serving as a medical director as long as such Member or Affiliate is not the medical director of an ambulatory surgery center, outpatient surgery center, or like type center or department.

         Section 10.8 Nonsolicitation. During the term of this Agreement, and for a period of two (2) years following a Member's ceasing to be a Member (if the Company is still operating the Ambulatory Surgery Center during such period), no Member or principal thereof (if a Member is not an individual) or Affiliate of such Member or principal shall employ or offer employment to any person who is employed by the Company during the term of this Agreement, without the prior written consent of the Company; provided, however, that if an individual was an employee of the Member or any Affiliate immediately prior to becoming an employee of the Company, then this nonsolicitation provision shall not apply to prohibit such individual from resuming employment with such Member or Affiliate.

         Section 10.9 Not Applicable, The restrictions set forth in this Section 10 shall not be deemed to: (i) prevent any Member from acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of the equity securities of any class of any issuer whose shares are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations Systems, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Member is not a member of any "control group" (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer; or (ii) prohibit IOI from providing any services to Westside Orthopaedic Clinic, a Louisiana professional corporation.

         Section 10.10 Third-Party Beneficiaries. All Affiliates of the Company, and all successors and assigns of such Affiliates, are third-party beneficiaries of the restrictive covenants contained in this Section 10 and the provisions of this Section 10 are intended for the benefit of, and may be enforced by any Affiliates and the successors and assigns of such Affiliates of the Company.

         Section 10.11 Enforcement. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the maximum scope, duration and territory that the court deems reasonable, and the Agreement shall thereby be reformed.

         Section 10.12 Confidentiality. Each Member and Manager, and each agent or principal thereof, shall keep secret and confidential, and agrees to keep secret and confidential, all information acquired relating to the following (all such information being hereinafter referred to as "Confidential Business Information"): (a) the financial condition and other information relating to the business of the Company, including without limitation, its rates for services, its operations and contracts, and its business plans and arrangements; (b) the systems, products, plans, services, marketing, sales, administration and management procedures, trade relations or practices, techniques and practices heretofore or hereafter acquired, developed and/or used by the Company; and (c) in connection with the Company's patients, providers, clients, customers, suppliers, vendors, lenders, independent contractors, and payors, the provisions and terms of any agreements or proposed agreements between the Company and any of such individuals or entities. No Member or Manager shall at any time disclose any such Confidential Business Information to any person, firm, corporation, association or other entity, or use the same in any manner other than as follows: (a) as necessary in connection with operating the business and affairs of the Company; and (b) by the selling Member(s) to a potential third-party purchaser pursuant to Section 10.3 or 10.4, if such third party has executed a confidentiality agreement pursuant to which such third party has agreed to keep the Confidential Business Information strictly confidential and a copy of such confidentiality agreement was delivered to the Company prior to such disclosure. Notwithstanding the foregoing, the term "Confidential Business Information" shall not include the following: (v) any information which was independently developed by a party without the use of the Confidential Business Information;
(w) any information which is or becomes available in the public domain during the term of this Agreement; (x) any information which is ordered to be released by requirement of a governmental agency or court of law; (y) any information provided to a party's professional advisers (i.e., attorneys and accountants); and (z) any information independently made lawfully available to a party as a matter of right by a third party. Each Member and Manager agrees that these confidentiality covenants shall apply while an individual or entity is a Member or Manager and also at all times thereafter. No Member or Manager shall under any circumstances use such Confidential Business Information in any way reasonably perceived as detrimental to the Company.

                                   ARTICLE XI
                                 INDEMNIFICATION

         Section 11.1 Indemnification.

              (a) To the extent not covered by a policy of insurance covering such Member, each of the Members agrees to indemnify, defend and hold harmless each other and the Company from and against all loss, damage (including incidental and consequential damages), expense (including court costs, reasonable attorneys' fees at all levels of trial and appeal, interest expenses and amounts paid in compromise or settlement), suits, actions, claims, penalties, liabilities or obligations related to, caused by or arising from or on account of:

                  (i) any breach of any representation or warranty made by it herein or in any of the other agreements executed in connection herewith;

                  (ii) any failure by it to fulfill any agreement or covenant made pursuant to this Agreement or any other agreements executed in connection herewith;

                  (iii) any debt, obligations, responsibility or liability of it which is not to be shared pursuant to the terms of this Agreement or any other agreements executed in connection herewith; or

                  (iv) any error, omission or fault of such Member, its employees, agent or contractors.

              (b) Each Member's indemnification obligations under this Section
11.1 shall survive the termination of this Agreement.

              (c) If the Management Board, the Management Board committees, the officers, employees and/or agents of the Company are not covered by a policy of insurance, then the Company shall indemnify, defend and hold harmless any of same to the fullest extent permissible under Delaware law.

              (d) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Formation, provision of this Agreement, vote of Members or otherwise.

              (e) The Company may maintain insurance, at its expense, to protect itself and any Member, the Management Board, Management Board committees, officer, employee or agent of the Company against any expense, liability or loss, whether or not the

Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

              (f) Any amendment, repeal or modification of any provision of this
Article XI shall not adversely affect any right or protection of a Member, the Management Board, Management Board committee, officer, employee or agent of the Company existing at the time of such amendment, repeal or modification.

                                   ARTICLE XII
                                   DISSOLUTION

         Section 12.1 Events of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

              (a) pursuant to Section 5.15;

              (b) when the Company is declared bankrupt;

              (c) the sale of all or substantially all of the assets of the Company; or

              (d) the determination by the Management Board that the Company's business can no longer be operated in compliance with any applicable health care or other law, regulation or policy, subject to Section 10.5 and Section 10.6.

         Section 12.2 Winding Up. Unless otherwise agreed by the Members, at the time of liquidation, any property owned by the Company shall be sold for cash, and each Member shall have the right to bid competitively for any such asset being sold. Any cash received from the sale of the Company's assets shall be used first to pay the Company's debts to creditors other than the Members; provided, however, for this purpose, a Member which is owed money for goods or services provided to the Company shall be deemed an unrelated creditor. Any cash remaining after payments to creditors shall be used to repay other debts to Members. Once all Member debt is repaid, the remaining cash received from the sale of the Company's assets shall be distributed to the Members in proportion to their positive Capital Account balances (after giving effect to adjustments to Capital Accounts through the date of distribution).

                                  ARTICLE XIII
                                  MISCELLANEOUS

         Section 13.1 Amendment. This Agreement may be amended only with the approval of the holders of fifty-one percent (51%) of the Physician Member Percentage Interests and the consent of the IOI Member (See Section 5.15(i)).

         Section 13.2 Waiver. Any waiver of any of the terms hereof shall be effective only for the instance for which it is given and shall not constitute a waiver of a subsequent occurrence or of any other provision hereof.

         Section 13.3 Notices. All notices, requests, demands and other communications made with respect to this Agreement or any other agreements executed in connection herewith shall be in writing, and personally delivered, sent by registered or certified mail (postage prepaid), by facsimile or by prepaid carrier service, and shall be deemed to be effective on the day that such writing is delivered if given by personal delivery or prepaid carrier services, or if sent by registered or certified mail, five (5) days after being deposited in the mails, or upon receipt of confirmation if sent by facsimile, in accordance with the provision of this Section 13.3. All such notices shall be addressed as follows:

         If to:            The IOI Member

                           IOI Management Services of Louisiana, Inc.
                           5858 Westheimer Drive, Suite 500
                           Houston, Texas  77057
                           Facsimile: 713-361-2000
                           Attention: Douglas P. Badertscher

or to such other address as may be specified in a notice given in accordance with this Section 13.3.

         Section 13.4 Binding Agreement. This Agreement shall be binding upon the executors, administrators, estates, heirs and legal successors of the parties hereto.

         Section 13.5 Governing Law. This Agreement and all questions arising hereunder shall be determined in accordance with the law of Delaware. Venue for any actions arising hereunder shall be in Jefferson Parrish, Louisiana.

         Section 13.6 Severability. If one or more provisions in this Agreement is held or found to be invalid, illegal or unenforceable in any respect, the provision(s) shall be given effect to the extent permitted by law and the invalidity, illegality or unenforceability shall not affect the validity of the remaining provisions of this Agreement.

         Section 13.7 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

         Section 13.8 Entire Agreement. This Agreement is intended by the Members to constitute the "limited liability company agreement" of the Company within the meaning of Section 1-5 of the Act. This Agreement contains the entire understanding among the Members. This Agreement supersedes any prior written or oral agreement between the Members with respect to the subject matter hereof. This Agreement shall be considered as drafted equally by the Members and any ambiguity shall not be construed against any Member.

         Section 13.9 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

         The undersigned Initial Member of the Company has entered into and executed this LIMITED LIABILITY COMPANY AGREEMENT as of the Effective Date.

                                   IOI MEMBER:

                                   IOI MANAGEMENT SERVICES OF
                                   LOUISIANA, INC., a Louisiana corporation



                                   By:      /s/ DOUGLAS BADERTSCHER
                                      -----------------------------------------
                                   Print Name:  Douglas Badertscher
                                              ---------------------------------
                                   Print Title: Chief Operating Officer
                                               --------------------------------

                                   EXHIBIT 4.3

                              JOINDER OF MEMBER TO
                     WESTBANK AMBULATORY CARE CENTER, LLC'S
                       LIMITED LIABILITY COMPANY AGREEMENT

         By affixing his, her or its, as applicable, signature hereto, the undersigned, as a Member of Westbank Ambulatory Care Center, LLC, a Delaware limited liability company (the "Company"), hereby joins in the execution of the Westbank Ambulatory Care Center, LLC Limited Liability Company Agreement (the "LLC Agreement"), executed by the Company and its Initial Member (as defined in the LLC Agreement). Upon acceptance of this Joinder by the Company, the undersigned shall be a party to the LLC Agreement.

         The execution of this Joinder shall be a counterpart execution of the LLC Agreement, and the undersigned agrees to be bound by all the terms thereof as though he, she or it, as applicable, were an original party thereto.

         IN WITNESS WHEREOF, the undersigned has executed this Joinder as of this __ day of _________, ____.

If Member Is A Business Entity                       If Member is An Individual Physician:
------------------------------                       ------------------------------------
                                            ,
--------------------------------------------
a                                                    Signature:
  ------------------------------------------                   ---------------------------------------
                                                                             Individually
By:                                                  Print Name:
   -----------------------------------------                    --------------------------------------
Print Name:                                          Address:
           ---------------------------------                 -----------------------------------------
Title:
      --------------------------------------                 -----------------------------------------

                                                             -----------------------------------------
Designated Individual Physician
Bound as "Principal" and "Member"
to LLC Agreement

Signature:
          ----------------------------------
                     Individually
Print Name:
           ---------------------------------
Address:
        ------------------------------------

        ------------------------------------

        ------------------------------------

         The undersigned hereby accepts this Joinder, and accordingly,__________ _________ is accepted as a Member of the Company.

                                   Westbank Ambulatory Care Center, LLC,
                                   a Delaware limited liability company


                                   By:
                                      -----------------------------------------
                                   Print Name:
                                              ---------------------------------
                                   Print Title:
                                               --------------------------------




                                       2